Exhibit 99.1

CohBar Reports Second Quarter 2020 Financial Results and Provides Business Update

New positive preliminary preclinical results in ARDS model

Company to host conference call and webcast at 5:00 p.m. ET

MENLO PARK, Calif., August 13, 2020 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the second quarter ended June 30, 2020.

"Today, we announced positive preliminary preclinical results in ARDS as a first step in our new COVID-19 ARDS program," said Steven Engle, CohBar's Chief Executive Officer. “Recently, we resumed our Phase 1b study in NASH and obesity and we presented new positive results from our antifibrotic peptide program at the American Thoracic Society’s Virtual Conference. We were pleased to report that CohBar was added to the Russell 2000® and raised $4.5 million during the quarter from our at-the-market facility. With these new programs and results, our confidence continues to grow in CohBar’s vision of developing new therapeutics from mitochondrially encoded peptides to treat multiple chronic diseases and extend healthy lifespan."

Second Quarter 2020 and Recent Highlights

●	Resumed CB4211 clinical study for NASH and Obesity: In July, the company announced that it had resumed screening and enrollment in the Phase 1b stage of its Phase 1a/1b clinical trial of CB4211, its lead candidate for treating nonalcoholic steatohepatitis (NASH) and obesity, following a temporary pause in response to the COVID-19 pandemic. NASH has been estimated to affect as many as 12% of adults in the U.S., and there is currently no approved treatment for the disease.

•	Generated preliminary preclinical data in new program targeting COVID-19 Associated Acute Respiratory Distress Syndrome (ARDS) and ARDS: Today, the company announced new preliminary results in the evaluation of its CB5064 analogs in an ARDS model, which showed reduced levels of fluid accumulation, cytokine secretion, and neutrophil infiltration. In May, the company chose a new disease target for its apelin agonists program: COVID-19 associated ARDS. The company expects the apelin agonists to also affect ARDS in general, which impacts approximately three million patients globally. CohBar previously presented data at the 2019 ADA Conference showing the beneficial effects of this novel family of peptides on glucose tolerance, insulin sensitivity, and weight loss in an obese mouse model of type 2 diabetes.

●	Presented new antifibrotic results at the American Thoracic Society: In August, the company presented new efficacy results in a poster presentation at the American Thoracic Society 2020 International Conference. Antifibrotic and anti-inflammatory effects were demonstrated for MBT2 (CB5138-1) in vitro in human cells and in vivo in prophylactic and therapeutic preclinical models of idiopathic pulmonary fibrosis (IPF). IPF is a chronic, progressive, debilitating, and usually fatal interstitial lung disease that affects approximately 100,000 people in the U.S.

●	Gained research coverage of CohBar: In May, Wall Street firm Brookline Capital Markets initiated coverage on CohBar.

●	Met with pharmaceutical companies at BIO 2020: In June, the company presented and hosted meetings at the BIO 2020 Conference with top pharmaceutical and biotechnology companies. In a panel on aging, CohBar’s CEO spoke on the “Redefining What it Means to Get Old: New Breakthroughs in Aging Biology.”

●	Raised $4.5M in new capital: In June, the company sold 2,350,067 shares of common stock at an average price of $1.925 per share under an at-the-market offering program. The company received aggregate gross proceeds of approximately $4.5 million, before commissions and other estimated offering expenses totaling approximately $0.2 million.

●	CohBar added to the Russell Indexes: On June 26, the company joined the Russell 2000® and 3000® Indexes. The Russell 2000® Index serves as a leading benchmark for small-cap stocks in the United States.

●	Continued investment community outreach: In July, the company presented its new COVID-19 ARDS program at the Sachs Novel Coronavirus Investment Forum.

●	Conducted Annual General Meeting: In June, the company held its Annual General Meeting and provided a review and update on its progress and plans. The slides are available on the company’s website at www.cohbar.com.

Founders Update

During the second quarter and subsequent period, CohBar’s founders, Dr. Pinchas Cohen, Dean of the USC Leonard Davis School of Gerontology, and Dr. Nir Barzilai, Director of the Institute for Aging Research at Albert Einstein College of Medicine, continued to present on the study of mitochondrial science, aging and age-related diseases.

Dr. Cohen chaired the University of Southern California Public Health Policy Advisory Committee that oversaw returning to campus after the COVID-19 related shutdown. He also published a commentary linking this topic to aging research titled “COVID-19: The Importance of GeroScience in Promising Research Directions.” During this period, under Dr. Cohen’s leadership, USC was awarded a USC-Buck Nathan Shock Center of Excellence in the Biology of Aging, joining a nation-wide network of seven other centers, including the one at Einstein, led by Dr. Barzilai. Dr. Cohen also published two papers on the importance of mitochondrial peptides on healthy aging and longevity. These papers are “The mitochondrial derived peptide humanin is a regulator of lifespan and healthspan” and “Peptides derived from small mitochondrial open reading frames: Genomic, biological, and therapeutic implications.”

Dr. Barzilai’s book Age Later has been published by St. Martin’s Press and is available on Amazon. It describes the background of mitochondrial derived peptides and the founding of CohBar. Also, Dr. Barzilai gave talks that recognized CohBar in the Longevity Technology and Longevity Leadership meetings. He also participated in a new TEDx and was mentioned in Bloomberg, The New York Times, Wired, Wall Street Journal, among others.

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Second Quarter 2020 Financial Highlights

●	Cash and Investments: CohBar had cash, cash equivalents and investments of $12.3 million as of June 30, 2020, compared to $12.6 million as of December 31, 2019. The cash burn for the quarter ended June 30, 2020, was approximately $2.5 million.

●	R&D Expenses: Research and development expenses were $1.5 million for the three months ended June 30, 2020, compared to $1.4 million in the prior year quarter. The increase in research and development expenses was primarily due to higher consulting costs.

●	G&A Expenses: General and administrative expenses were $1.4 million for the three months ended June 30, 2020, compared to $1.5 million in the prior year quarter. The decrease in general and administrative expenses was primarily due to lower recruiting and travel expenses.

●	Net Loss: For the three months ended June 30, 2020, net loss, which included $1.8 million of non-cash expenses, was $4.1 million, or $0.09 per basic and diluted share. For the three months ended June 30, 2019, net loss, which included $0.8 million of non-cash expenses, was $3.1 million, or $0.07 per basic and diluted share.

Second Quarter Investor Call and Slide Presentation:

Date: August 13, 2020
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13707178

Slide Presentation

-	Go to www.webex.com, click on the ‘Join a Meeting’ button and enter meeting number 145 324 6260 and Password CWBR, or
-	Go to www.cohbar.com and click on Q2 2020 Shareholder Presentation at the top of homepage.

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For individuals participating in the Investor Call and Slide Presentation, please call into the conference audio and log into Webex approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on August 13, 2020, through 11:59 p.m. Eastern Time on September 3, 2020. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13707178. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring mitochondrial-derived peptides within the mitochondrial genome that regulate metabolism and cell death, and whose biological activity declines with age. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases, including nonalcoholic steatohepatitis (NASH), obesity, fibrotic diseases, cancer, acute respiratory distress syndrome (ARDS), type 2 diabetes, and cardiovascular and neurodegenerative diseases. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar has four preclinical programs, two in cancer, one in fibrotic diseases and one in COVID-19 associated ARDS and type 2 diabetes.

For additional company information, please visit www.cohbar.com.

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Forward-Looking Statements

This news release contains forward-looking statements which are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and MBTs, including but not limited to as a treatment for COVID-19 associated ARDS. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable than and that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441

Jordyn.tarazi@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

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CohBar, Inc.

Condensed Balance Sheets

	As of
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,097,225	$12,563,853
Investments	249,077	-
Prepaid expenses and other current assets	762,858	361,311
Total current assets	13,109,160	12,925,164
Property and equipment, net	448,086	523,677
Intangible assets, net	18,614	19,154
Other assets	67,403	64,242
Total assets	$13,643,263	$13,532,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$752,349	$444,776
Accrued liabilities	988,838	916,692
Accrued payroll and other compensation	626,306	677,755
Current portion of note payable, net of debt discount and offering costs of $362,951 and $0 as of June 30, 2020 and December 31, 2019, respectively	3,539,549	-
Total current liabilities	5,907,042	2,039,223
Notes payable, net of current portion and net of debt discount and offering costs of $0 and $546,312 as of June 30, 2020 and December 31, 2019, respectively	-	3,356,188
Total liabilities	5,907,042	5,395,411

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares;
No shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares as of June 30, 2020 and 75,000,000 as of December 31, 2019.
Issued and outstanding 45,645,326 shares as of June 30, 2020 and 43,069,418 as of December 31, 2019	45,645	43,069
Additional paid-in capital	69,003,993	61,087,082
Accumulated deficit	(61,313,417)	(52,993,325)
Total stockholders’ equity	7,736,221	8,136,826
Total liabilities and stockholders’ equity	$13,643,263	$13,532,237

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CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,545,043	1,418,426	2,994,915	2,790,274
General and administrative	1,390,671	1,539,305	3,222,292	2,995,502
Total operating expenses	2,935,714	2,957,731	6,217,207	5,785,776
Operating loss	(2,935,714)	(2,957,731)	(6,217,207)	(5,785,776)
Other income (expense):
Interest income	1,743	87,488	37,192	181,893
Interest expense	(77,837)	(77,837)	(155,673)	(154,818)
Equity modification expense	(998,643)	-	(1,801,043)	-
Amortization of debt discount and offering costs	(92,078)	(109,962)	(183,361)	(219,925)
Total other expense	(1,166,815)	(100,311)	(2,102,885)	(192,850)
Net loss	$(4,102,529)	$(3,058,042)	$(8,320,092)	$(5,978,626)
Basic and diluted net loss per share	$(0.09)	$(0.07)	$(0.19)	$(0.14)
Weighted average common shares outstanding - basic and diluted	43,336,953	42,799,486	43,228,161	42,717,950

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